UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  September 23, 2013

INTERSIL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-29617	59-3590018
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 Murphy Ranch Road
Milpitas, California	95035
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 408-432-8888

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 23, 2013, Intersil Corporation (the "Company") entered into a Change in Control Severance Agreement with Philip Chesley, a vice president of the Company.  The agreement provides that in the event Mr. Chesley’s  employment is terminated for certain reasons following a change in control of the Company, Mr. Chesley would be eligible to receive, subject to his execution of a release, (i) his targeted cash bonus, prorated through the date of termination, (ii) a lump sum payment equal to one hundred percent (100%) of the sum of his annual base salary (at the rate in effect at the time of termination or the time of the change in control, whichever is higher) and his target annual bonus for the year of termination, (iii) continued participation in the Company's medical plan and other welfare benefit plans (on the same terms and conditions as were in effect at the date of termination, including provisions regarding the cost of such participation) for one year and reimbursements for any taxes incurred by him in connection with the receipt of such medical and welfare benefits, and (iv) full accelerated vesting of all of his stock options and restricted stock awards. In the case of performance-based stock awards, such awards would fully vest at a value determinable at the time of the change in control. Under the agreement, a change in control would generally occur when (i) the Company's shareholders approve certain mergers, liquidations or a sale of substantially all of the Company's assets, (ii) any person or entity acquires 25% or more of the Company's voting securities, or (iii) a majority of the Company's directors are replaced during a three-year period.

The preceding description of the agreement is a summary only and is qualified in its entirety by reference to the Change in Control Severance Agreement with Mr. Chesley, a copy of which is filed as an exhibit hereto.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 23, 2013, the Company entered into a Change in Control Severance Agreement with Richard Crowley, its Sr. Vice President and Chief Financial Officer whose appointment was reported in a report filed on September 10, 2013.  The agreement provides that in the event Mr. Crowley’s  employment is terminated for certain reasons following a change in control of the Company, Mr. Crowley would be eligible to receive, subject to his execution of a release, (i) his targeted cash bonus, prorated through the date of termination, (ii) a lump sum payment equal to one hundred percent (100%) of the sum of his annual base salary (at the rate in effect at the time of termination or the time of the change in control, whichever is higher) and his target annual bonus for the year of termination, (iii) continued participation in the Company's medical plan and other welfare benefit plans (on the same terms and conditions as were in effect at the date of termination, including provisions regarding the cost of such participation) for one year and reimbursements for any taxes incurred by him in connection with the receipt of such medical and welfare benefits, and (iv) full accelerated vesting of all of his stock options and restricted stock awards. In the case of performance-based stock awards, such awards would fully vest at a value determinable at the time of the change in control. Under the agreement, a change in control would generally occur when (i) the Company's shareholders approve certain mergers, liquidations or a sale of substantially all of the Company's assets, (ii) any person or entity acquires 25% or more of the Company's voting securities, or (iii) a majority of the Company's directors are replaced during a three-year period.

The preceding description of the agreement is a summary only and is qualified in its entirety by reference to the Change in Control Severance Agreement with Mr. Crowley, a copy of which is filed as an exhibit hereto.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Executive Change in Control Severance Benefits Agreement between Intersil Corporation and Philip Chesley
10.2	Executive Change in Control Severance Benefits Agreement between Intersil Corporation and Richard Crowley

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERSIL CORPORATION
September 26, 2013	By: /s/ Thomas C. Tokos
Name: Thomas C. Tokos Title: Sr. Vice President, General Counsel and Secretary